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For:                                       From:
Universal Display Corporation              Gregory FCA Communications
For More Information Contact:              For More Information Contact:
Dean Ledger                                Investor contact: Kathy Keyser
800-599-4426                               kathy@gregoryfca.com
                                           Media contact: Renee Rozniatoski
                                           renee@gregoryfca.com


FOR IMMEDIATE RELEASE
---------------------


          Universal Display Corporation Announces 2002 Year End Results

Ewing NJ, USA. March 31, 2003 Universal Display Corporation (UDC)
(NASDAQ:PANL; PHLX: PNL), a leading developer of Organic Light Emitting Device
(OLED) technologies for flat panel displays, announced today its audited results of operations for the year ended December 31, 2002.

Universal Display Corporation had a net loss of $32,972,680 (or $1.71 per share) for the year ended December 31, 2002, compared to a net loss of $18,873,436 (or $1.11 per share) for 2001. The increase in the loss was primarily attributable to non-cash expenses associated with a debt conversion and the extinguishment of convertible promissory notes, as well as increased research and development expenses.

Net cash used in operating activities for the year was $4,764,265, compared to $7,702,583 for 2001. This decrease was due substantially to an increase in deferred license fees to $4,166,667 from $400,000 in 2001

Revenues were $2,445,272 in 2002 compared to $1,252,901 for 2001. The increased revenue was primarily attributable to increased sales of developmental chemical, which were $793,518 in 2002 compared to $194,330 in 2001. In addition, U. S. Government contract revenue increased to $1,468,958 from $1,058,571 in 2001.

According to Sidney D. Rosenblatt, Executive Vice President and CFO, "This year we simplified our capital structure by redeeming a portion of the $15,000,000 in convertible debentures we issued during 2001, and by issuing common stock upon conversion of the remainder of the debentures. Due to this conversion, additional equity investments and improved operating performance, we ended the year with more than $20 million in cash and short-term investments. In fact, the fourth quarter was cash flow positive from operating activities. These are important financial milestones for the Company as we move our technology closer to commercialization."

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"In addition, the Company made significant progress this year in expanding our network of potential manufacturers to drive our technologies towards commercial use. We received approximately $800,000 from the sale of OLED materials to OLED manufacturers who are evaluating our PHOLED(TM) technology for commercial use, a substantial increase from the prior year. We signed Joint Development and Cross-License Agreements with DuPont Displays for solution-processible, printable PHOLEDs, otherwise known as P(2)OLEDs(TM). We also signed a Development and Evaluation Agreement with Toyota Industries Corporation of Aichi, Japan (TICO) focusing on the use of PHOLEDs as white light sources. TICO has a long history of development and manufacturing expertise and we are extremely please to be working with them." Rosenblatt said.

About Universal Display Corporation
Universal Display Corporation is a world leader in developing and commercializing innovative Organic Light Emitting Device (OLED) technologies. It is collaborating with a network of world class organizations to penetrate the electronic flat panel display market, and its relationships include long-standing relationships for innovative OLED technology research with Princeton University and the University of Southern California; a joint development and cross-licensing arrangement with DuPont Displays for solution-processible OLEDs; a joint development agreement with Sony Corporation for OLED television monitors; a joint development agreement with Samsung SDI focusing on portable OLED devices; a development and evaluation agreement with Toyota Industries Corporation relating to OLEDs for white light sources; development and supply agreements with PPG Industries, Inc. of Pittsburgh, PA for the commercialization and production of proprietary high efficiency OLED materials; and a partnership with AIXTRON AG of Aachen, Germany for the development and production of next-generation OLED production equipment using Universal Display Corporation's proprietary organic vapor phase deposition
(OVPD) technology. Universal Display Corporation currently has over 450 issued and pending patents worldwide. These include approximately 200 patents from its strategic research partnerships with Princeton University and the University of Southern California.


Universal Display Corporation is located in the Princeton Crossroads Corporate Center in Ewing, NJ, minutes away from its research partner at Princeton University. Its 21,000 sq. ft. facility includes an OLED pilot production line, as well as OLED technology development and technology transfer facilities. The state-of-the-art facility has been designed to further technology development, technology transfer to manufacturing partners and to work with customers to develop products to meet their needs for flat panel displays. Visit Universal Display Corporation on the Web at http://www.universaldisplay.com

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All statements in this document that are not historical, such as financial or product forecasts and market growth predictions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Often, though not always, these statements are accompanied by the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation's current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These include, but are not limited to, the following: the feasibility and market acceptance of OLEDs for use in commercial product applications; the success of Universal Display Corporation and its research and development partners in accomplishing advances in OLED technologies, including Universal Display Corporation's TOLED, FOLED, PHOLED, P(2)OLED and Organic Vapor Phase Deposition (OVPD) technologies; the ability of Universal Display Corporation to enter into licensing and other strategic alliances with manufacturers of OLEDs and OLED-containing products; Universal Display Corporation's ability to obtain patent protection for its OLED technologies and to assert these patents against others; and future developments and advances by Universal Display Corporation's competitors in OLED and other display technologies. These and other risks and uncertainties are discussed in greater detail in Universal Display Corporation's periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled "Factors that May Affect Future Results and Financial Condition" in Universal Display Corporation's annual report on Form 10-K for the year ended December 31, 2002. Universal Display Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this document to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.